EXHIBIT T

REPUBLIC OF TURKEY
PRIME MINISTRY
The Undersecretariat of Treasury
Office of the First Legal Advisor

The Republic of Turkey
Undersecretariat of Treasury
Ankara/TURKEY

June 23, 2003

Re:	The Republic of Turkey Registration Statement No. 333-103059

Ladies and Gentlemen:

     I, First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated March 10, 2003 (the “Prospectus”), the Prospectus Supplement dated June 17, 2003 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of December 15, 1998 (the “Fiscal Agency Agreement”) between the Republic of Turkey (the “Republic”) and JPMorgan Chase Bank, and the Underwriting Agreement dated June 17, 2003 (the “Underwriting Agreement”) by and among the Republic and Credit Suisse First Boston LLC, Morgan Stanley & Co. International Limited and the other underwriters set forth in Schedule II to the Underwriting Agreement (the “Underwriters”), pursuant to which the Republic has issued and offered for sale 9.875% Notes due March 19, 2008 in the aggregate principal amount of U.S.$750,000,000 (the “Notes”). The Notes are fully fungible with, rank equally with, and form a single issue and series with the Republic’s U.S.$600,000,000 9.875% Notes due March 19, 2008, which were issued on March 19, 2002.

     It is my opinion that the Notes have been duly authorized and when duly executed and delivered by the Republic, authenticated in accordance with the Fiscal Agency Agreement and delivered by and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.

     I consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the use of my name and the making of statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.

Very truly yours,

/s/ Ismet ÇEBI

Ismet ÇEBI
First Legal Adviser
Undersecretariat of Treasury,
Prime Ministry
The Republic of Turkey